Exhibit (6)(d)

                                         AMENDMENT TO UNDERWRITING AGREEMENT

         This     Agreement,     dated     as     of     the     day     of
,     ,     made     by     and     between     Matthews International  Funds
(the "Trust"), a Delaware business trust operating as a registered investment company under the Investment Company Act of 1940, as amended, and duly organized and existing under the laws of the State of Delaware and FPS Broker Services, Inc. ("FPS Broker Services"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").
                                                  WITNESSETH THAT:
         WHEREAS, the Parties are Parties to an Underwriting Agreement dated August 12, 1994, as amended (the "Agreement"), wherein FPS Broker Services agreed to provide certain services to the Trust; and
         WHEREAS, the Parties wish to further amend the Agreement to provide for the addition of a new series of shares; NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:
         1.       The Agreement is hereby amended to add a new series,  Matthews
                  Japan Fund, by replacing Schedule "C" of the Agreement with the attached amended Schedule "C".
         2.       Except as specifically amended hereby, the Agreement shall not be modified or amended and shall remain in full force and effect.
         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement consisting of one typewritten page, together with an amended Schedule "C", to be signed by their duly authorized officers as of the day and year first above written.

Matthews International Funds                     FPS Broker Services, Inc.


By: G. Paul Matthews, President                  By: Kenneth J. Kempf, President

Matthews International Capital
Management, LLC


By: G. Paul Matthews, President


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                                                                    SCHEDULE "C"

                                              Identification of Series


Below are listed the "Series" to which services under this Agreement are to be performed as of the execution date of the Agreement:

                                           Matthews International Funds

                                Matthews Pacific Tiger Fund - Class A & Class I
                                   Matthews Asian Convertible Securities Fund
                                    Matthews Korea Fund - Class A & Class I
                          Matthews Dragon Century China Fund - Class A & Class I
                                                Matthews Japan Fund


 Class I = Institutional Class (no-load, no 12b-1, no CDSC, redemption fee of 2% on all redemptions made within 90 days of purchase)

 Class A = Retail Class (front-end load, 12b-1, redemption fee of 2% on $1 million or more redeemed within 90 days of purchase)


This Schedule "C" may be amended from time to time by agreement of the Parties.